Exhibit 21.1

List of the Registrant’s Subsidiaries

Moltopay Financial Ltd. (British Columbia, Canada)

Northeast Merchant Systems, Inc. (Massachusetts)

Charge Savvy LLC (Illinois)

Transact Europe Holdings OOD (Bulgaria)

Tera Payment Systems, Inc. (Delaware)

RYVYL Merger Sub

Coyni (EU)

Instapayment Solutions, Inc.